Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation in the Registration Statements of The Manitowoc Company, Inc. on Form S-3 (Nos. 333-88680 and 333-147371) and Form S-8 (Nos. 333-115992, 333-113804, 333-40622, 333-37266, 333-11729, 333-11731, 333-99503 and 333-99513) of our report dated December 19, 2008, relating to the consolidated financial statements of Enodis plc as of September 29, 2007 and September 27, 2008 and for the 52 weeks ended September 30, 2006, September 29, 2007 and September 27, 2008, appearing in the Current Report on Form 8-K/A of The Manitowoc Company, Inc. filed on January 12, 2009.

DELOITTE LLP

London, United Kingdom
January 12, 2009